SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports under
         Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                        Commission File Number: 000-22327
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                                  Concero Inc.
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             (Exact name of registrant as specified in its charter)

                                40 Fulton Street
                               New York, NY 10038
                                 (212) 513-7777
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    Address, including zip code, and telephone number, including area code of registrant's principal executive offices)

                     Shares of Common Stock, $0.01 par value
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            (Title of each class of securities covered by this Form)


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   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

      Please provide an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

           Rule 12g-4(a)(1)(i)  |X|       Rule 12h-3(b)(1)(i)  |X|

           Rule 12g-4(a)(1)(ii) |_|       Rule 12h-3(b)(1)(ii) |_|

           Rule 12g-4(a)(2)(i)  |_|       Rule 12h-3(b)(2)(i)  |_|

           Rule 12g-4(a)(2)(ii) |_|       Rule 12h-3(b)(2)(ii) |_|

                                          Rule 15d-6           |_|

      Approximate number of holders of record as of the certification or notice date: 102
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      Pursuant to the requirements of the Securities Exchange Act of 1934 as amended, Concero Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

      Dated: December 30, 2003

                                    CONCERO INC.


                                    By:    /s/ Wade E. Saadi
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                                    Name:  Wade E. Saadi
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                                    Title: Chief Executive Officer and President
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